Exhibit 99.4
SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Set forth below are Superior Well Services, Inc.’s (“Superior”) unaudited pro forma condensed consolidated balance sheet as of September 30, 2008 and unaudited pro forma condensed consolidated statements of operations for the nine-month period ended September 30, 2008 and for the year ended December 31, 2007. The unaudited pro forma condensed consolidated financial statements give pro forma effect to the following transactions:

•	the acquisition (the “Acquisition”) by Superior of assets from certain subsidiaries of Diamondback Holdings, LLC (collectively, “Diamondback”) for $224.7 million, consisting of $69.7 million in cash, $75.0 million in our Series A 4% Convertible Preferred Stock (the “Preferred Stock”) and $80.0 million in our Second Lien Notes due 2013 (the “Notes”);

•	the issuance by Superior of $80 million of Notes;

•	the issuance by Superior of $75.0 million of Preferred Stock;

•	a $70 million draw on Superior’s syndicated credit facility that was used to fund the cash portion of the purchase price of the Acquisition; and

•	the payment by Superior of approximately $8.0 million in estimated expenses associated with the Acquisition and the establishment of, and borrowings under, the syndicated credit facility.

The issuance of the Preferred Stock, the Notes, the borrowings under the syndicated credit facility to finance a portion of the Acquisition and the payment of the estimated expenses described above are referred to as the “Financing Transactions.”

Acquisition of Assets from Diamondback

On November 18, 2008, Superior completed the purchase of certain assets of Diamondback for $224.7 million consisting of the consideration described above, subject to possible adjustment relating to inventory and accrued but unpaid employee time off and vacation pay. Diamondback is a privately held oilfield services company that operated four business segments. These business segments included (1) drilling technology services, (2) stimulation and pumping services, (3) fluid logistics and well-site services and (4) completion and production services. Under the terms of the Acquisition, Superior purchased the inventory, equipment and certain intangible assets (the “Subject Assets”) that related to three of Diamondback’s four business segments, which include the stimulation and pumping services segment, the fluid logistics services segment and the completion, production and rental tools services segment. Superior also assumed certain obligations of Diamondback that related to the Subject Assets and that accrued after the closing of the Acquisition. Superior did not purchase any of Diamondback’s assets or assume any of its obligations that were attributable to its drilling technology services segment. Superior will account for the Acquisition under the purchase method of accounting.

The calculation of the estimated total acquisition cost for the Subject Assets reflected in the accompanying unaudited pro forma condensed consolidated financial statements is as follows (in thousands):

Base purchase price as per the asset purchase agreement	$225,000
Less accrued vacation liabilities	(1,132)
Plus prepayments	826
Plus estimated transaction costs	8,000

Total estimated acquisition cost allocated to the Subject Assets	$232,694

The preliminary allocation of the total acquisition cost of the Subject Assets included in the accompanying unaudited pro forma condensed consolidated financial statements is as follows (in thousands):

Property, plant and equipment	$150,000
Inventory	10,000
Prepaids	826
Intangible and other assets	15,000
Goodwill	61,733
Accrued vacation liability	(1,132)
Asset retirement obligation	(206)
Capital lease obligation	(3,527)

Total	$232,694

Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited financial statements of Diamondback included elsewhere in this Current Report on Form 8-K/A, as well as the audited financial statements of Superior included in its Annual Report on Form 10-K for the year ended December 31, 2007 and the unaudited financial statements of Superior included in its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2008. The unaudited pro forma condensed consolidated financial statements include the following:

•	the unaudited pro forma condensed consolidated statement of operations of Superior for the year ended December 31, 2007, which presents the pro forma effects of the Acquisition and the Financing Transactions as if such transactions occurred on January 1, 2007;

•	the unaudited pro forma condensed consolidated statement of operations of Superior for the nine-month period ended September 30, 2008, which presents the pro forma effects of the Acquisition and the Financing Transactions as if such transactions occurred on January 1, 2007; and

•	the unaudited pro forma condensed consolidated balance sheet of Superior as of September 30, 2008, which presents the pro forma effects of the Acquisition and the Financing Transactions as if such transactions occurred on September 30, 2008.

The unaudited pro forma condensed consolidated financial statements utilize the audited and unaudited financial statements of Diamondback, which include amounts attributable to Diamondback’s drilling technology services segment and certain corporate activities. The carve out adjustments columns included in the unaudited pro forma condensed consolidated financial statements reflect the elimination of these amounts.

The unaudited pro forma condensed consolidated financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the Acquisition and the Financing Transactions had been completed on the dates set forth above. Moreover, they do not project Superior’s financial position or results of operations as of any future date or for any future period.

The preliminary purchase price allocation for the Subject Assets that is included in the unaudited pro forma condensed consolidated financial statements is subject to change. The preliminary purchase price allocation may be materially affected by a final physical inventory count as well as a subsequent appraisal of certain of the Subject Assets. A physical count with respect to inventory included in the Subject Assets will be taken and used to adjust the preliminary estimate used on the closing date of the Acquisition. In addition, Superior’s management intends to engage an appraisal firm to prepare an appraisal of certain of the Subject Assets to support a final purchase price allocation. This appraisal is expected to be completed by January 31, 2009.

The preliminary purchase price allocation reflected in the unaudited pro forma condensed consolidated financial statements is based on the best estimates available at this time and on the unaudited balance sheet of Diamondback as of September 30, 2008. Management expects to complete the final purchase price allocation for the

Acquisition prior to completion of Superior’s audited financial statements for the year ending December 31, 2008. To the extent that the final purchase price allocation results in an increase to goodwill, this amount would not be subject to amortization, but would be subject to annual impairment testing and if necessary, a write-down to a lower fair value should circumstances warrant. To the extent that the final purchase price allocation results in an increased allocation to depreciable and amortizable assets, the amount of such increase would be subject to depreciation or amortization which would result in a decrease to the estimated pro forma income reflected in the unaudited pro forma condensed consolidated statements of operations for the applicable periods.

SUPERIOR WELL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

		Diamondback	Carve Out		Pro Forma
	Superior Well	Energy	Adjustments		Adjustments
	Services, Inc.	Services	(Note 1)		(Note 1)		Pro Forma
	(in thousands, except share and earnings per share data)

Revenue	$350,770	$297,706	$(83,221	)(a)	$—		$565,255
Cost of Revenue	252,539	246,218	(64,254	)(a)	(7,388	)(f)(i)	427,115

Gross Profit	98,231	51,488	(18,967)		7,388		138,140
Selling, general, and administrative expenses	36,390	41,977	(20,675	)(a)	—		57,692

Operating income	61,841	9,511	1,708		7,388		80,448
Interest expense	(282)	(10,456)	9,924	(a)	(9,657	)(e)(h)	(10,471)
Other income (expense), net	766	143	(130	)(a)	—		779

Income (loss) before income taxes and minority interests	62,325	(802)	11,502		(2,269)		70,756
Income taxes
Current	14,110	1,227	—		(521	)(g)	14,816
Deferred	10,460	(1,171)	—		(386	)(g)	8,903

	24,570	56	—		(907)		23,719

Income attributable to minority interests in variable interest entities	—	289	(289	)(a)	—		—

Net Income (loss)	$37,755	$(1,147)	$11,791		$(1,362)		$47,037

Weighted Average Shares Outstanding-Basic	23,100,402						23,100,402
Weighted Average Shares Outstanding-Diluted	23,195,914						26,195,914
Earnings per share-Basic	$1.63						$1.91

Earnings per share-Diluted	$1.63						$1.80

SUPERIOR WELL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine-Month Period Ended September 30, 2008

		Diamondback	Carve Out		Pro Forma
	Superior Well	Energy	Adjustments		Adjustments
	Services, Inc.	Services	(Note 1)		(Note 1)		Pro Forma
	(in thousands, except share and earnings per share data)

Revenue	$359,183	$278,507	$(76,388	)(a)	$—		$561,302
Cost of Revenue	280,899	226,948	(54,167	)(a)	(8,334	)(f)(i)	445,346

Gross Profit	78,284	51,559	(22,221)		8,334		115,956
Research and development	—	2,531	(2,531	)(a)	—		—
Selling, general, and administrative expenses	31,614	25,188	(7,995	)(a)	—		48,807

Operating income	46,670	23,840	(11,695)		8,334		67,149
Interest expense	(876)	(5,547)	5,056	(a)	(7,193	)(e)(h)	(8,560)
Other income (expense), net	(137)	(1,951)	(294	)(a)	2,200	(j)	(182)

Income before income taxes and minority interests	45,657	16,342	(6,933)		3,341		58,407
Income taxes
Current	6,639	1,245	(253	)(a)	473	(g)	8,104
Deferred	12,177	(105)	—		863	(g)	12,875

	18,756	1,140	(253)		1,336		20,979

Income attributable to minority interests in variable interest entities	—	156	(156	) (a)	—		—

Net Income	$26,901	$15,046	$(6,524)		$2,005		$37,428

Weighted Average Shares Outstanding-Basic	23,149,220						23,149,220
Weighted Average Shares Outstanding-Diluted	23,306,924						26,306,924
Earnings per share-Basic	$1.16						$1.52

Earnings per share-Diluted	$1.15						$1.42

SUPERIOR WELL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2008

		Diamondback	Carve Out		Pro Forma
	Superior Well	Energy	Adjustments		Adjustments
	Services, Inc.	Services	(Note 1)		(Note 1)		Pro Forma
	(in thousands)

Current Assets:
Cash and cash equivalents	$6,429	$155	$772	(a)	$(927	)(b)	$6,429
Trade accounts receivable	88,682	76,568	(20,430	)(a)	(56,138	)(b)	88,682
Other current assets	17,697	18,270	(3,205	)(a)	(4,239	)(b),(c)	28,523

Total current assets	112,808	94,993	(22,863)		(61,304)		123,634
Property, Plant, and Equipment, net	286,146	200,845	(48,018	)(a)	(2,827	)(c)	436,146
Goodwill	9,432	51,243	(16,222	)(a)	26,712	(c)	71,165
Intangible Assets, Net of Accumulated Amortization	3,434	30,730	(11,808	)(a)	(3,922	)(c)	18,434
Deferred Income Taxes	450	—	—		—		450
Other Assets	1,640	1.238	(45	)(a)	(1,193	)(b)	1,640

Total assets	$413,910	$379,049	$(98,956)		$(42,534)		$651,469

Current Liabilities:
Accounts payable-trade	$30,379	$17,450	$(5,284	)(a)	$(12,166	)(b)	$30,379
Accrued and other current liabilities	10,469	21,728	(5,140	)(a)	(14,361	)(b),(c)	12,696

Total current liabilities	40,848	39,178	(10,424)		(26,527)		43,075
Long-Term Debt	51,470	97,000	(97,000	)(a)	77,694	(d)	129,164
Deferred Income Tax Liabilities	39,307	2,504	—		(2,504	)(b)	39,307
Capital Lease Obligations, Net of Current Maturities	—	6,184	(53	)(a)	(3,699	)(b),(c)	2,432
Second Lien Notes	—	—	—		80,000	(d)	80,000
Asset Retirement Obligations	—	206	—		—		206

Total liabilities	131,625	145,072	(107,477)		124,964		294,184
Minority Interests in Variable Interest Entities	—	13,576	(13,576	)(a)	—		—
Stockholders’ Equity:
Series A 4% Convertible Preferred Stock	—	—	—		75,000	(d)	75,000
Common stock	236	—	—		—		236
Paid-in-capital	186,215	—	—		—		186,215
Retained earnings	95,834	220,401	22,097	(a)	(242,498	)(b)	95,834

Total stockholders’ equity	282,285	220,401	22,097		(167,498)		357,285

Total liabilities, minority interests and equity	$413,910	$379,049	$(98,956)		$(42,534)		$651,469

1.	Carve Out and Pro Forma Adjustments

(a) Reflects the elimination of Diamondback’s drilling technology services segment that is not included in the Acquisition, including certain corporate costs allocated to that segment and minority interests in variable interest entities and certain corporate activities, including debt, interest expense and the write off of deferred costs incurred in connection with the termination of its proposed initial public offering.

(b) Reflects the elimination of assets and liabilities that are not included in the Acquisition and that were not eliminated pursuant to (a) above because they are not associated with Diamondback’s drilling technology services segment.

(c) Reflects the Acquisition and the preliminary purchase price allocation for the Subject Assets (a total of $225.0 million less $1.1 million of accrued vacation liability, plus $0.8 million of prepaid expenses plus $8.0 million estimated expenses related to the Acquisition and the Financing Transactions) as follows:

(i) $150.0 million to property, plant and equipment;

(ii) $61.7 million to goodwill;

(iii) $15.0 million to intangible assets other than goodwill; and

(iv) $10.0 million to inventory.

Additionally, the purchase price includes Superior’s assumption of $3.5 million of capital lease obligations, assumption of $1.1 million of accrued vacation and a $206,000 asset retirement obligation. The final purchase price allocation will be made using a physical inventory count on the closing date of the Acquisition, the actual accrued vacation liability on the closing date of the Acquisition and an independent appraisal of certain of the Subject Assets.

(d) Reflects the issuance of the Preferred Stock, the Notes and borrowings referred to as the Financing Transactions.

(e) Reflects the net adjustment to eliminate Diamondback’s historical interest expense, as well as the increase in interest expense that would result from the Financing Transactions.

(f) Reflects adjustment to depreciation and amortization expense after the allocation of the purchase price to the net book value of property, plant and equipment and identifiable intangible assets acquired in the Acquisition. Goodwill is an indefinite-lived asset subject to annual tests for impairment, thus no amortization has been reflected in the unaudited pro forma condensed consolidated financial statements for the amounts allocated to goodwill. An increase in the allocation to property, plant and equipment of Diamondback of $10.0 million would result in an increase to annual depreciation expense of approximately $1.4 million.

(g) Reflects the change in the pro forma income tax expense of Superior that is attributable to the operations associated with the Subject Assets.

(h) Reflects the elimination of historical Diamondback capital lease interest expense attributable to leases that will be amended in connection with the closing of the Acquisition and classified by Superior as operating leases.

(i) Reflects the addition of operating lease rental expense for the former Diamondback capital leases discussed in (h) above.

(j) Reflects the elimination of Diamondback’s costs associated with the termination of its proposed initial public offering that were not eliminated pursuant to (a) above because they are not associated with Diamondback’s drilling technology services segment.